Sales Plan

Sales Plan dated May 28, 2010 (this “Sales Plan”) between Leading Investment & Securities Co., Ltd. (“Seller”) and J.P. Morgan Securities Inc. (“JPMSI”), acting as agent.

A.            Recitals

1.           This Sales Plan is entered into between Seller and JPMSI as the Seller’s adoption of a written plan for trading securities that is intended to comply with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.           Seller is establishing and adopting this Sales Plan in order to permit the orderly disposition of all of Seller’s holdings of the common stock, par value $0.001 per share of Hanmi Financial Corporation (the “Stock” and the “Issuer,” respectively), consisting of Stock that Seller acquired as set forth in Section B.10 below.

B.            Seller’s Representations, Warranties and Covenants

1.           As of the date on which Seller executed this Sales Plan, Seller was not aware of any material nonpublic information concerning the Issuer or its securities.  Seller entered into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

2.           The securities to be sold under this Sales Plan are owned free and clear by Seller and are not subject to any liens, security interests or other encumbrances or limitations on disposition other than those imposed by Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and applicable pledges as collateral to J.P. Morgan Clearing Corp. and its affiliates and may be sold pursuant to an effective S-3 or pursuant to Rule 144.

3.           While the Sales Plan is in effect, Seller agrees not to sell any shares of the Issuer through any other broker other than JPMSI.

4.           Seller agrees to provide JPMSI with a certificate dated as of the date hereof and signed by the Issuer substantially in the form of Exhibit A hereto prior to commencement of sales of Stock pursuant to this Sales Plan.

5.           Seller agrees to complete, execute and deliver to JPMSI a seller’s representation letter dated as of the date hereof substantially in the form of Exhibit B hereto prior to the commencement of sales of Stock pursuant to this Sales Plan.

6.           The execution and delivery of this Sales Plan by each party and the transactions contemplated by this Sales Plan will not contravene any provision of applicable law or any agreement or other instrument binding on such party or any judgment, order or decree of any governmental body, agency or court having jurisdiction over such party.

7.           Seller agrees that until this Sales Plan has been terminated Seller shall, upon written request from JPMSI delivered to Seller from time to time, provide such information as is reasonably requested to confirm that sales under the Sales Plan are in compliance with Rule 144.

8.           Seller shall not, directly or indirectly, communicate any material, non-public information relating to the Stock or the Issuer to any employee of JPMSI or its affiliates who is involved, directly or indirectly, in executing this Sales Plan at any time while the Sales Plan is in effect.

9.           (a)         Seller shall make all filings, if any, required of Seller under and in accordance with Sections 13(d), 13(g) and 16 of the Exchange Act.

(b)         Seller shall in connection with the performance of this Sales Plan, comply with all applicable laws, including, without limitation, Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

10.         (a)         Seller represents and warrants that the 5,070,423 shares of Stock to be sold pursuant to this Sales Plan were acquired from the Issuer as of September 4, 2009 pursuant to a purchase agreement between Seller and the Issuer.

(b)         Seller agrees not to take, and agrees not to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule 144.

11.         Seller shall maintain in its account at JPMSI a sufficient number of shares to cover all sales contemplated by this Sales Plan together with stock powers and other necessary transfer documentation.

C.            Implementation of the Plan

1.           Seller hereby appoints JPMSI to sell shares of Stock pursuant to the terms and conditions set forth below.  Subject to such terms and conditions, JPMSI hereby accepts such appointment.

2.           JPMSI is authorized to begin selling 5,070,423 shares of Stock (“Total Sale Amount”) pursuant to this Sales Plan commencing on June 1, 2010,

and ending on the earliest of (i) the close of business on August 31, 2010; (ii) the sale of 5,070,423 shares of Stock; (iii) two business days after receipt of notice of the commencement of any proceedings in respect of, or triggered by, the Seller's bankruptcy or insolvency.

3.           (a) Commencing on June 1, 2010 (“Commencement Date”) Seller is giving JPMSI an order to sell, with time, price, and amount discretion by Kenneth Jo and Jenny Chu or another successor registered representative designated by JPMSI, up to and including a total of 200,000 shares of Stock each day  (the “Daily Sale Amount”).  The Daily Sale Amount may be sold at a gross price before deduction of commissions or mark-down of at least the prevailing market price per share (“Daily Minimum Sale Price”) and shall commence being sold on the first day that the principal market in which the Stock trades is open, and shall  be sold on any succeeding day(s) that the principal market in which the Stock trades is open for business until all such shares are sold (each such day a potential “Sale Day”).

Notwithstanding the foregoing, in addition to the Daily Sale Amount, JPMSI may sell on each of two respective Sale Days up to and including 1,000,000 shares of the Total Sale Amount for a maximum additional sale amount of 2,000,000 shares of Stock (“Additional Sale Amount”), at a gross price before deduction of commissions or mark-down of at least $3.00 per share (“Additional Minimum Sale Price”), subject to a maximum of 1,200,000 shares that may sold in a single Sale Day.

Seller agrees and acknowledges that under certain market conditions such as low trading volume JPMSI is not obligated to sell the Daily Sale Amount, the Additional Sale Amount, or any portion of the Total Sale Amount on any Sale Day

JPMSI agrees to use reasonable efforts to complete sales under this Sales Plan within 50 Sale Days from the Commencement Date.

(b)         Subject to Section 3(a) above and the other provisions of this Sales Plan, JPMSI shall sell shares of Stock under ordinary principles of best execution.

(c)         If sales are to be made in reliance upon Rule 144, JPMSI agrees to conduct all sales pursuant to this Sales Plan in accordance with the manner of sale requirement of Rule 144 of the Securities Act, and in no event shall JPMSI effect any sale in reliance on Rule 144 if such sale would exceed the then-applicable volume limitation under Rule 144, assuming that the sales to be made by JPMSI under this Sales Plan are the only sales subject to such limitation.

(d)           Each sale amount and corresponding minimum price and any other applicable provisions of the Sales Plan shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any similar transaction with respect to the Issuer’s stock that occurs during the Sales Plan.

(e)         Seller understands that JPMSI may not be able to effect a sale due to a market disruption or a legal, regulatory or contractual restriction applicable to JPMSI or any other event or circumstance (a “Blackout”).  Seller also understands that even in the absence of a Blackout, JPMSI may be unable to effect sales consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock to reach and sustain a limit order price, or other market factors in effect on the date of a sale. .

(f)          Seller and JPMSI agree that if Issuer enters into a transaction that results, in Issuer’s good faith determination, in the imposition of trading restrictions on the Seller, such as a pooling-of-interests transaction or stock offering requiring an affiliate lock-up (“Issuer Restriction”), and if Issuer and Seller shall provide Broker at least three (3) days’ prior written notice signed by Issuer and Seller and confirmed by telephone of such trading restrictions (Attn: Richelle Mackiewicz, Fax No. (212) 464-1118, Tel. (212) 464-2078; Garrett Bland, Fax No. (310) 407-1735, Tel. (310) 201-2771, Kenneth Jo, Fax No (310) 407-1733, Tel (310) 201-2622, and Michael Thompson, Tel. (310) 201-2750), then JPMSI will cease effecting sales under this Sales Plan until notified in writing by both Issuer and Seller that such restrictions have terminated.  JPMSI shall resume effecting Sales in accordance with this Sales Plan as soon as practicable after the cessation or termination of a Blackout or receipt of the notice as set forth in the preceding sentence that the Issuer Restriction has ended. Any shares of Stock which are part of or all of a Sale Amount which are not sold due to the aforementioned, may, subject to the Daily Minimum Sale Price, be rolled over and sold on a Sale Day.

4.           To the extent that any Stock remains in the Seller’s account after the end of, or upon termination of this Sales Plan, JPMSI agrees to return such Stock promptly to the Issuer’s transfer agent for relegending to the extent that such Stock would then be subject to transfer restrictions in the hands of the Seller or otherwise to be put in such name as directed by Seller.

5.           Subject to the parameters specified in Section C(3) above, and in each such case, subject to the manner of sale requirement of Rule 144 being satisfied as provided in Section C(3)(c), sales of the Stock may be effected, in whole or in part, on an agency basis or, if JPMSI is a market maker in the Stock at the time that any sale is to be made under this Sales Plan, JPMSI may, in its sole discretion, effect one or more sales on a principal basis commensurate with all regulatory requirements regarding best execution practices.

6.           Seller acknowledges and agrees that Seller does not have authority, influence or control over any sales of Stock effected by JPMSI pursuant to this Sales Plan, and will not attempt to exercise any authority, influence or control over such sales.

D.            Termination

1.           This Sales Plan may not be terminated prior to the end of the Sales Plan, except by notice from JPMSI that JPMSI, in its sole discretion, has determined that it is prohibited from continuing to operate as agent by a legal, contractual or regulatory restriction applicable to it or its affiliates.

E.            Limitation of Liability

1.           Notwithstanding any other provision hereof, neither Seller nor JPMSI shall be liable to the other for:

(a)         special, indirect, punitive, exemplary or consequential damages, or incidental losses or incidental damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or

(b)         any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

2.           Seller has consulted with its own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon JPMSI or any person affiliated with JPMSI in connection with, Seller’s adoption and implementation of this Sales Plan.

3.           Seller acknowledges and agrees that in performing its obligations hereunder neither JPMSI nor any of its affiliates nor any of their respective officers, employees or other representatives is exercising any discretionary authority or discretionary control respecting management of Seller's assets, or exercising any authority or control respecting management or disposition of Seller's assets, or otherwise acting as a fiduciary (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended, or Section 2510.3-21 of the Regulations promulgated by the United States Department of Labor) with respect to Seller or Seller’s assets.  Without limiting the foregoing, Seller further acknowledges and agrees that neither JPMSI nor any of its affiliates nor any of their respective officers, employees or other representatives has provided any “investment advice” within the meaning of such provisions, and that no views expressed by any such person will serve as a primary basis for investment decisions with respect to Seller’s assets.

4.           Seller agrees to indemnify and hold harmless JPMSI and its officers, directors, employees, agents and affiliates from and against any losses, liabilities, claims, damages and expenses (“Losses”), including but not limited to reasonable attorneys’ fees and the costs of investigating or defending any matter, arising out of or incurred in connection with this Sales Plan, except to the extent Losses are found in a final award or judgement by an arbitrator or court of competent jurisdiction (not subject to further appeal) to have resulted from the gross negligence or willful misconduct of JPMSI or any of its employees.

F.	Agreement to Arbitrate

1.           (a)  Any dispute between Seller and JPMSI arising out of, relating to or in connection with this Sales Plan or any transaction relating to this Sales Plan shall be determined by arbitration only before the New York Stock Exchange, Inc.; the National Association of Securities Dealers, Inc.; or the Municipal Securities Rulemaking Board, as Seller may elect.  If Seller makes no written election addressed to JPMSI by registered mail within fifteen days after receiving a written demand for arbitration from JPMSI, Seller authorizes JPMSI to elect one of the above listed forums for Seller.

(b)         Unless rules of the arbitral forum dictate otherwise, any arbitration proceeding between Seller and JPMSI shall be held at a location at which the selected forum regularly conducts such proceedings nearest to the JPMSI office carrying Seller’s accounts at the time the claim arose; this venue shall apply even if Seller has related disputes with other parties which cannot be resolved in the same locale.  Except for simplified proceedings (small claims), any arbitration proceeding between Seller and JPMSI shall be heard and decided by a panel of not fewer than three arbitrators.

(c)         The law of the State of New York shall apply in all respects, including but not limited to determination of applicable statutes of limitation and available remedies.  The award of the arbitrator or a majority of arbitrators shall be final, and judgment on the award may be entered in any state or federal court having jurisdiction.

2.           JPMSI represents that it, and Seller represents that it, understands the terms of the above arbitration clause as follows:

                              (i)           Arbitration is final and binding on the parties.

(ii)           The parties are waiving their right to seek remedies in court, including the right to jury trial.

(iii)           Pre-arbitration discovery is generally more limited than and different from court proceedings.

(iv)           The arbitrators’ award is not required to include factual findings or legal reasoning, and any party’s right to appeal or seek modification of rulings by the arbitrators is strictly limited.

(v)           The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(vi)           No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until:

(A)	the class certification is denied;

(B)	the class is decertified; or

(C)	the customer is excluded from the class by the court.

                              Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Sales Plan except to the extent stated herein.

G.           General

1.           Seller and JPMSI acknowledge and agree that JPMSI is acting as agent and custodian for Seller in connection with this Sales Plan and that Seller is a “customer” of JPMSI within the meaning of Section 741(2) of Title 11 of the United States Code (the “Bankruptcy Code”).  Seller and JPMSI further acknowledge and agree that this Sales Plan is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protections of, among other sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code.

2.           This Sales Plan constitutes the entire agreement between the parties with respect to this Sales Plan and supercedes any prior agreements or understandings with regard to the Sales Plan.

3.           This Sales Plan may be amended or modified by Seller only upon the written consent of JPMSI and receipt by JPMSI of a certificate signed by Seller dated as of the date of such amendment certifying that Seller is not aware of any material non-public information with respect to the Issuer; provided that the foregoing shall not apply in the case of termination under Section D. Any modification of this Sales Plan by Seller will be made in good faith and not as part of a scheme to evade the prohibitions of the Exchange Act.

4.           All notices to JPMSI under this Sales Plan shall be deemed notice when received and shall be given to all of the following persons in the manner specified by this Sales Plan by telephone, by facsimile or by certified mail:

Richelle Mackiewicz
J. P. Morgan Securities Inc.
270 Park Avenue
22nd Floor
New York, NY  10017
Phone: 212-464-2078
Fax: 212-464-1118

Garrett Bland
J. P. Morgan Securities Inc.
1999 Avenue of the Stars
Los Angeles, CA  90067
Phone:  310-201-2771
Fax:  310-407-1735

Kenneth Jo
J. P. Morgan Securities Inc.
1999 Avenue of the Stars
Los Angeles, CA  90067
Phone:  310-201-2622
Fax:  310-407-1733

Jenny Chu
J. P. Morgan Securities Inc.
1999 Avenue of the Stars
Los Angeles, CA  90067
Phone:  310-201-2621
Fax:  310-407-1733

Michael Thompson
J. P. Morgan Securities Inc.
1999 Avenue of the Stars
Los Angeles, CA  90067

Phone: 310-201-2750
Fax: 310-407-1764

5.           Seller’s rights and obligations under this Sales Plan may not be assigned or delegated without the written permission of JPMSI. JPMSI, without the prior written permission of Seller, may (a) delegate any of its duties under this Sales Plan to any Affiliate of JPMSI; or (b) assign this Sales Plan or any of its rights to any purchaser of all or substantially all of JPMSI’s assets or to any successor by way of merger, consolidation or similar transaction.  The term “Affiliate” means a person that controls, is controlled by, or is under the common control with another person.

6.           This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

7.           If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation.  All other provisions of this Sales Plan will continue and remain in full force and effect.

8.           This Sales Plan, and all transactions contemplated hereunder, shall be governed by and construed in accordance with the internal laws of the State of New York.  This Sales Plan may be modified or amended only by a writing signed by the parties hereto.

NOTICE:  THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE IN PARAGRAPHS F.1 AND F.2.

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.

Leading Investment & Securities Co., Ltd.

/s/ Cheul Park
Name:	Cheul Park
Title:	Chairman and CEO

J.P. Morgan Securities Inc.

/s/ Richelle Mackiewicz
Name:	Richelle Mackiewicz
Title:	Managing Director

/s/ Garrett Bland
Name:	Garrett Bland
Title:	Managing Director

EXHIBIT A
ISSUER REPRESENTATION

1. Hanmi Financial Corporation (the “Issuer”) represents that it has reviewed the Sales Plan dated May 28, 2010 (the “Sales Plan”) between Leading Investment & Securities Co., Ltd. (“Seller”) and J.P. Morgan Securities Inc. (“JPMSI”) relating to the common stock, par value $0.001 per share of the Issuer (the “Stock”), that the shares subject to this Sales Plan may be sold pursuant to an effective S-3 or pursuant to Rule 144, and the Sales Plan does not violate the Issuer’s insider trading policies.

Dated: May 28, 2010

Hanmi Financial Corporation

By:_________________________________________
Name:	Judith Kim
Title:	Corporate Secretary

EXHIBIT B
SELLER REPRESENTATION LETTER

J.P. Morgan Securities Inc.
J.P. Morgan Clearing Corp.
383 Madison Avenue
New York, NY.  10179

Attention:  Legal Department

Re:          Name of Issuer:
Class of Stock:
Number of Shares to Be Sold:
Account Number:
Ladies and Gentlemen:

We have requested that you sell the above-captioned securities as broker for our account in the manner permitted by Rule 144 (the "Rule") under the Securities Act of 1933.  In connection with this request, we hereby make the following representations to the issuer, issuer’s counsel, and issuer’s transfer agent.

1.  We have been the beneficial owner of the securities, which were acquired and fully paid for, for a period of not less than sixth months preceding the date of this representation, as required by Rule 144.

2.  We have not made and will not make any payment to any other person in connection with any execution you may effect on my order;  and have not, and will not pay to J.P. Morgan Clearing Corp. any more than the usual and customary broker's commission;  and we have not solicited or arranged and will not solicit or arrange for the solicitation of orders to buy in anticipation of or in connection with the proposed sale pursuant to such order.  We have advised and will advise you of any open sell orders in the above captioned securities with any other broker or bank pending completion of this order.

3.  This order is not part of a distribution of any securities on my behalf, and we are not an underwriter with respect to these securities.  We are not acting in concert with any other person, persons, or entities, and there is no reason for us to aggregate our sales with any other person, persons, or entities.

4.  We hereby authorize J.P. Morgan Clearing Corp. and its agents and representatives to make any inquiry of the issuer, issuer's counsel, and issuer’s transfer agent that you may deem advisable in connection with the proposed sale of these securities.

5.  We understand that my order may be accepted by you subject to your investigation as to whether such proposed sale, if executed, will comply with the Rule and policies of J.P. Morgan Clearing Corp.

6.   We understand that it may be necessary for the issuer of these securities to supply a letter to you certifying that such issuer has filed with the Securities and Exchange Commission all reports and statements required to be filed by such issuer within the past twelve (12) months.  We agree to use our best efforts to see that said issuer supplies said letter if deemed necessary by J.P. Morgan Clearing Corp.

7.  We understand that J.P. Morgan Clearing Corp. will, if our order to sell is accepted, act as no more than our agent or as a market maker as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934 for the sale of these securities;  and that we will receive the proceeds of any sale only if and when the shares sold are received by J.P. Morgan Clearing Corp. in good deliverable form.

8.  We have not and will not enter into any arrangements with any other person or entity in respect of the sale of these securities.

Very truly yours,

Leading Investment & Securities Co., Ltd.

______________________________
        By:      Cheul Park
Title:   Chairman and CEO

Date: ______________________